Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
July 16, 2007	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Ships First Order of Welded Rail

FORT WAYNE, INDIANA, July 16, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced that it has made its first shipments of welded rails from its recently completed rail welding operation at Columbia City, Indiana. This is the first commercial use of the new rail-welding facility located on the site of SDI’s Structural and Rail mill. The shipments consisted of 81 rail strings, each 1,360 feet in length—about one quarter of a mile long. Each rail string resulted from welding together seventeen 80-foot rails. The rail strings were then transported by two rail trains of specially outfitted flat-bed railcars and delivered to an industrial site in southern Indiana.

The completion of this first order demonstrates the new facility’s capability to successfully perform a high volume of automated welds and to handle and load the completed rail strings. Today, SDI is prepared to offer this rail-welding service on a contract basis for Class I railroads and other users of welded rail. Because the Steel Dynamics mill is not yet in volume production of rails, the initial rail welding utilized rail that was provided by the customer. Going forward, the facility is expected to be available for welding rails provided by third parties and for rails produced on-site by the Steel Dynamics rail mill.

“Our state-of-the-art rail-welding facility provides additional value for railroad applications requiring welded rail strings up to 1,600 feet in length,” said Paul Kotsenas, SDI’s sales manager for rail products. “While this initial shipment involved welding 80-foot rail segments, we look forward to early next year when we expect to produce and utilize our own 240- to 360-foot rails, which no one else in North America produces, to fabricate long rail strings. Continuous-welded rail-strings provide the railroads with numerous benefits in the installation and maintenance of their right-of-ways. By reducing the number of individual rails and the number of welds utilized in a mile of track, railroads can significantly reduce the probability and frequency of track weld failures and reduce overall track maintenance costs.”

SDI’s new rail-welding facility’s rail spurs, buildings, and run-out beds extend more than one-half mile across company-owned property to the west of the Columbia City mill. The facility includes unique holding and staging tables that have the capacity to store more than a trainload of finished strings. Rail spurs are in place to deploy two long continuous-welded-rail trains for staging and loading. More than a mile of new rail spurs was installed at the site to support the operation. The cost of the rail-welding facility was about $15 million. After a ramp-up of rail production, SDI expects to be able to supply about 300,000 tons of rail per year from the Columbia City mill to help meet North American railroads’ growing demand for rails.

Forward Looking Statements

This press release contains predictive statements about future events, including the successful production of rail and welded rail products, market acceptance of these products, as well as an expectation of sufficient market demand and the company’s successful market penetration for the products produced. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com